EXHIBIT 2

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States dollars)

December 31, 2006

DAVIDSON & COMPANY LLP                           Chartered Accountants                           A Partnership of Incorporated Professionals

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of

Entrée Gold Inc.

We have audited the accompanying consolidated balance sheets of Entrée Gold Inc. as at December 31, 2006 and 2005 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended and for the cumulative period from inception (July 19, 1995) to December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended and for the cumulative period from inception (July 19, 1995) to December 31, 2006 in conformity with generally accepted accounting principles in the United States of America.

Vancouver, Canada	Chartered Accountants

February 15, 2007

A Member ofSC INTERNATIONAL

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6
Telephone (604) 687-0947 Fax (604) 687-6172

Nature of operations (Note 1)

The accompanying notes are an integral part of these consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

ENTRÉE GOLD INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Expressed in United States Dollars)

	Number of Shares	Common Stock	Additional Pid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders' Equity

Balance, July 19, 1995 (date of inception)	—	$—	$—	$—	$—	$—
Shares issued:
Private placements	4,200,000	60,852	—	—	—	60,852
Acquisition of mineral property interests	3,200,000	147,520	—	—	—	147,520
Foreign currency translation adjustment	—	—	—	(756)	—	(756)
Net loss	—	—	—	—	(175,714)	(175,714)

Balance, April 30, 1996	7,400,000	208,372	—	(756)	(175,714)	31,902
Shares issued:
Private placements
	3,880,000	274,718	—	—	—	274,718
Foreign currency translation adjustment	—	—	—	(8,568)	—	(8,568)
Net loss	—	—	—	—	(56,250)	(56,250)

Balance, April 30, 1997	280,000	483,090	—	(9,324)	(231,964)	241,802
Foreign currency translation adjustment	—	—	—	(5,216)	—	(5,216)
Net loss	—	—	—	—	(33,381)	(33,381)

Balance, April 30, 1998	11,280,000	483,090	—	(14,540)	(265,345)	203,205
Foreign currency translation adjustment	—	—	—	(3,425)	—	(3,425)
Net loss	—	—	—	—	(40,341)	(40,341)

Balance, April 30, 1999	11,280,000	483,090	—	(17,965)	(305,686)	159,439
Escrow shares compensation	—	—	41,593	—	—	41,593
Exercise of stock options	1,128,000	113,922	—	—	—	113,922
Foreign currency translation adjustment	—	—	—	(896)	—	(896)
Net loss	—	—	—	—	(154,218)	(154,218)

Balance, April 30, 2000	12,408,000	597,012	41,593	(18,861)	(459,904)	159,840
Foreign currency translation adjustment	—	—	—	(5,627)	—	(5,627)
Net loss	—	—	—	—	(18,399)	(18,399)

Balance, April 30, 2001	12,408,000	$597,012	$41,593	$(24,488)	$(478,303)	$135,814

-continued-

ENTRÉE GOLD INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Expressed in United States Dollars)

	Number of Shares	Common Stock	Additional Pid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders' Equity

-continued-

Balance, April 30, 2001	12,408,000	$597,012	$41,593	$(24,488)	$(478,303)	$135,814
Foreign currency translation adjustment	—	—	—	(2,561)	—	(2,561)
Net loss	—	—	—	—	(22,490)	(22,490)

Balance, April 30, 2002	12,408,000	597,012	41,593	(27,049)	(500,793)	110,763
Shares issued:
Private placements	7,500,000	1,351,055	—	—	—	1,351,055
Exercise of warrants	12,500	3,288	—	—	—	3,288
Agent’s finder fee	310,000	39,178	—	—	—	39,178
Finder’s fee for mineral property interests	100,000	35,827	—	—	—	35,827
Debt settlement	135,416	45,839	5,252	—	—	51,091
Agent’s warrants	—	—	16,877	—	—	16,877
Escrow shares compensation	—	—	40,205	—	—	40,205
Stock-based compensation	—	—	16,660	—	—	16,660
Share issue costs	—	(211,207)	—	—	—	(211,207)
Foreign currency translation adjustment	—	—	—	73,080	—	73,080
Net loss	—	—	—	—	(1,073,320)	(1,073,320)

Balance, April 30, 2003	20,465,916	1,860,992	120,587	46,031	(1,574,113)	453,497
Shares issued:
Private placements and offerings	16,352,942	10,891,160	—	—	—	10,891,160
Exercise of warrants	3,730,372	1,316,664	(6,443)	—	—	1,310,221
Exercise of stock options	35,000	18,730	(4,026)	—	—	14,704
Agent’s corporate finance fee	100,000	64,192	8,384	—	—	72,576
Acquisition of mineral property interests	5,000,000	3,806,000	—	—	—	3,806,000
Agent’s warrants	—	—	370,741	—	—	370,741
Escrow shares compensation	—	—	1,949,878	—	—	1,949,878
Stock-based compensation	—	—	414,847	—	—	414,847
Share issue costs	—	(1,302,715)	—	—	—	(1,302,715)
Foreign currency translation adjustment	—	—	—	1,950	—	1,950
Net loss	—	—	—	—	(12,505,759)	(12,505,759)

Balance, December 31, 2003	45,684,230	$16,655,023	$2,853,968	$47,981	$(14,079,872)	$5,477,100

The accompanying notes are an integral part of these consolidated financial statements.

-continued-

ENTRÉE GOLD INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Expressed in United States Dollars)

	Number of Shares	Common Stock	Additional Pid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders' Equity

-continued-

Balance, December 31, 2003	45,684,230	$16,655,023	$2,853,968	$47,981	$(14,079,872)	$5,477,100
Shares issued:
Private placement	4,600,000	3,846,521	—	—	—	3,846,521
Exercise of warrants	533,836	186,208	(13,197)	—	—	173,011
Exercise of stock options	50,000	26,180	(8,238)	—	—	17,942
Warrants issued for cancellation
of price guarantee (Note 4)	—	—	—	—	—	—
Escrow shares compensation	—	—	129,266	—	—	129,266
Share issue costs	—	—	405,739	—	—	405,739
Stock-based compensation	—	—	1,530,712	—	—	1,530,712
Foreign currency translation adjustment	—	—	—	132,501	—	132,501
Net loss	—	—	—	—	(5,528,114)	(5,528,114)

Balance, December 31, 2004	50,868,066	20,692,906	4,898,250	180,482	(19,607,986)	6,163,652
Shares issued:
Private placement	7,542,410	13,538,097	—	—	—	13,538,097
Exercise of warrants	10,456,450	10,475,291	—	—	—	10,475,291
Exercise of stock options	772,000	1,238,581	(532,908)	—	—	705,673
Escrow shares compensation	—	—	(435,583)	—	—	(435,583)
Share issue costs	—	(521,798)	—	—	—	(521,798)
Stock-based compensation	—	—	5,074,100	—	—	5,074,100
Foreign currency translation adjustment	—	—	—	1,099,954	—	1,099,954
Net loss	—	—	—	—	(13,691,767)	(13,691,767)

Balance, December 31, 2005	69,638,926	$45,423,077	$9,003,859	$1,280,436	$(33,299,753)	$22,407,619

The accompanying notes are an integral part of these consolidated financial statements.

-continued-

ENTRÉE GOLD INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Expressed in United States Dollars)

	Number of Shares	Common Stock	Additional Pid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders' Equity

-continued-

Balance, December 31, 2005	69,638,926	$45,423,077	$9,003,859	$1,280,436	$(33,299,753)	$22,407,619
Shares issued:
Membership paid in stock	4,167	8,870	—	—	—	8,870
Exercise of stock options	1,215,000	1,862,345	(753,628)	—	—	1,108,717
Stock-based compensation	—	—	1,031,683	—	—	1,031,683
Foreign currency translation adjustment	—	—	—	252,317	—	252,317
Net loss	—	—	—	—	(9,655,341)	(9,655,341)

Balance, December 31, 2006	70,858,093	$47,294,292	$9,281,914	$1,532,753	$(42,955,094)	$15,153,865

The accompanying notes are an integral part of these consolidated financial statements.

ENTRÉE GOLD INC.

(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in United States dollars)

	Year Ended December 31, 2006	Year Ended December 31, 2005	Cumulative Period from Inception (July 19, 1995) to December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES			
Net loss	$ (9,655,341)	$ (13,691,767)	$ (42,955,094)
Items not affecting cash:			
Depreciation	200,530	126,375	361,440
Stock-based compensation	1,031,683	5,074,100	8,068,002
Escrow shares compensation	-	(435,583)	2,001,832
Loss on settlment of debt	-	-	5,252
Warrants issued for cancellation of price guarantee	-	-	129,266
Finder's fee paid in stock	-	-	35,827
Mineral property interest paid in stock	-	-	3,806,000
Membership fees paid in stock	8,870	-	8,870
Changes in assets and liabilities:			
Receivables	66,532	(199,593)	(233,471)
Prepaid expenses	9,135	(100,743)	(154,122)
Accounts payable and accrued liabilities	(150,761)	286,302	380,143
Net cash used in operating activities	(8,489,352)	(8,940,909)	(28,546,055)
CASH FLOWS FROM FINANCING ACTIVITIES			
Proceeds from issuance of capital stock	1,108,717	24,719,061	44,032,692
Share issue costs	-	(521,798)	(1,557,374)
Net cash provided by financing activities	1,108,717	24,197,263	42,475,318
CASH FLOWS FROM INVESTING ACTIVITIES			
Acquisition of equipment	(302,892)	(729,815)	(1,206,362)
Net cash used in investing activities	(302,892)	(729,815)	(1,206,362)
Effect of foreign currency translation on cash and cash equivalents	254,462	1,100,577	1,535,521
Change in cash and cash equivalents during the period	(7,429,065)	15,627,116	14,258,422
Cash and cash equivalents, beginning of period	21,687,487	6,060,371	-
Cash and cash equivalents, end of period	$ 14,258,422	$ 21,687,487	$ 14,258,422
Cash paid for interest during the period	$ -	$ -	
Cash paid for income taxes during the period	$ -	$ -

Supplemental disclosure with respect to cash flows (Note10)

The accompanying notes are an integral part of these consolidated financial statements.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Expressed in United States dollars)

1.	NATURE OF OPERATIONS

The Company was incorporated under the laws of the Province of British Columbia and continued under the laws of the Yukon Territory. On May 27, 2005, the Company changed the governing jurisdiction from the Yukon Territory to British Columbia by continuing into British Columbia under the British Columbia Business Corporation Act. The Company’s principal business activity is the exploration of mineral property interests. Effective October 10, 2002, pursuant to a special resolution passed by the shareholders of the Company, the Company changed its name from Entrée Resources Inc. to Entrée Gold Inc. and consolidated its share capital on a 2:1 basis. In December 2003, the Company changed its fiscal year end from April 30 to December 31. To date, the Company has not generated significant revenues from its operations and is considered to be in the exploration stage.

All amounts are expressed in United States dollars, except for certain per share amounts denoted in Canadian dollars (“C$”).

2.	SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America and include the accounts of the Company and all of its subsidiaries. The principal subsidiary of the Company is Entrée LLC, a Mongolian corporation. All significant inter-company transactions and balances have been eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less. To limit its credit risk exposure for amounts in excess of federally insured limits, the Company places its deposits with financial institutions of high credit standing.

Equipment

Equipment, consisting of office, computer, field equipment and buildings, is recorded at cost less accumulated depreciation. Depreciation is recorded on a declining balance basis at rates ranging from 20% to 30% per annum.

Mineral property interests

Costs of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred. The Company also considers the provisions of EITF 04-02 “Whether Mineral Rights are Tangible or Intangible Assets“ which concluded that mineral rights are tangible assets. Accordingly, the Company capitalizes certain costs related to the acquisition of mineral rights.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Asset retirement obligation

The Company records the fair value of the liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets in accordance with Statements of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”. The initial recognition of any liability will be capitalized as part of the asset cost and depreciated over its estimated useful life. To date, the Company has not incurred any asset retirement obligations.

Impairment of long-lived assets

Long-lived assets are continually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Escrow shares

Shares placed in escrow in connection with an initial public offering which are to be released upon achievement of certain performance criteria are considered to be contingently issueable and compensatory in nature. Accordingly, the difference between the fair value of these shares, being the trading price of the Company’s publicly traded common shares, at the time they are released from escrow and their original issue price is accounted for as compensation expense in the period of release.

As discussed in Note 5, certain escrow shares were transferred to a Trustee for the benefit of future employees, officers and directors of the Company. As these performance escrow shares are considered compensatory in nature, the Company records a compensation benefit at fair value, being the trading price of the Company’s publicly traded common shares, when a portion or all of the these performance escrow shares are allocated to specific individuals and adjusts this compensation benefit to fair value at the end of each respective reporting period until the performance escrow shares are released from escrow.

Stock-based compensation

Effective January 1, 2006, the Company adopted SFAS No. 123(revised), “Share-Based Payment” [“SFAS 123(R)”] utilizing the modified prospective approach. The impact of adoption of the standard did not materially affect the Company’s financial position, results of operations, or cash flows because the Company adopted the fair value based method of accounting for stock options prescribed by SFAS 123, “Accounting for Stock-Based Compensation”, on May 1, 2003.

Under Statements of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” the Company used the fair value based method of accounting for stock-based employee compensation.

The Company’s results for the year ended December 31, 2006 were not significantly affected as a result of adopting SFAS 123(R) on January 1, 2006.

Income taxes

The Company follows the asset and liability method of accounting for income taxes in accordance with Statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. Under this method, future income taxes are recognized for the future income tax consequences attributable to

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES

Income taxes (cont’d...)

differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases (temporary differences). Future income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income in the period in which the change occurs. The amount of future income tax assets recognized is limited to the amount that is more likely than not to be realized.

Foreign currency translation

The functional currency of the Company and its wholly-owned subsidiaries is the Canadian dollar. Accordingly, monetary assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect at the balance sheet date while non-monetary assets and liabilities denominated in a foreign currency are translated at historical rates. Revenue and expense items denominated in a foreign currency are translated at exchange rates prevailing when such items are recognized in the statement of operations. Exchange gains or losses arising on translation of foreign currency items are included in the statement of operations.

The Company follows the current rate method of translation with respect to its presentation of these consolidated financial statements in the reporting currency, being the United States dollar. Accordingly, assets and liabilities are translated into U.S. dollars at the period-end exchange rates while revenue and expenses are translated at the prevailing exchange rates during the period. Related exchange gains and losses are included in a separate component of stockholders’ equity as accumulated other comprehensive income.

Net loss per share

Basic net loss per share is computed by dividing the net loss for the period attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic loss per share) and potentially dilutive shares of common stock. Diluted net loss per share is not presented separately from basic net loss per share as the conversion of outstanding stock options and warrants into common shares would be anti-dilutive. At December 31, 2006, the total number of potentially dilutive shares of common stock excluded from basic net loss per share was 16,120,410 (December 31, 2005 - 16,275,410).

Recent accounting pronouncements

In May 2005, FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (‘SFAS 154”), which is effective for fiscal years beginning after December 15, 2005. SFAS 154 requires that changes in accounting policy be accounted for on a retroactive basis.

In July 2006, FASB issued a Financial Instrument No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109” (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Expressed in United States dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Recent accounting pronouncements (cont’d)

In September 2006, FASB issued SFAS No. 157 (“SFAS 157”), “Fair Value Measurements.” Among other requirements, SFAS 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS 157 is effective for fiscal years beginning after November 15, 2007.

The adoption of these new pronouncements is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

Comparative figures

Certain of the comparative figures have been reclassified to conform with the presentation in the current year.

3.	EQUIPMENT

4.	MINERAL PROPERTY INTERESTS

Title to mineral property interests involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral property interests. The Company has investigated title to its mineral property interests and, to the best of its knowledge, title to the mineral property interests are in good standing.

Each of our exploration licenses was granted by the Mineral Resources and Petroleum Authority of Mongolia for an initial term of three years, subject to a right to renew for two successive 2-year renewals (for a cumulative total of seven years). Mongolian exploration licenses are maintained in good standing by payment to the Mineral Resources and Petroleum Authority of Mongolia of set annual fees escalating from $0.05 to $1.50 per hectare over the course of the potential seven year tenure. Mongolian minerals law was amended in July 2006. Consequently, our licenses may be extended for a further two year term for final expiry in March and April 2010, unless previously converted to mining licenses. The total estimated annual fees in order to maintain the licenses in good standing is approximately $280,000.

Under the terms of an option agreement completed in July, 2002, as amended, the Company acquired from Mongol Gazar Co., Ltd. (“Mongol Gazar”) a 100% interest in three mineral concessions (collectively, the “Lookout Hill Property”). As consideration, the Company paid $5,500,000, issued 5,000,000 common

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Expressed in United States dollars)

4.	MINERAL PROPERTY INTERESTS (cont’d...)

shares at a value of $3,806,000 and agreed to pay Mongol Gazar the amount, if any, by which the net proceeds from the sale of the 5,000,000 shares issued to Mongol Gazar in this transaction, was less than $5,000,000 (the “Minimum Price Guarantee”). For the above purchase price, the Company also acquired a 100% interest in a fourth mineral concession (the “Manlai Property”) located in southern Mongolia.

In June 2004, the Company issued non-transferable warrants to purchase up to 250,000 shares of the Company at a price of C$1.05 per share for two years to Mongol Gazar, in satisfaction of the Minimum Price Guarantee previously provided to Mongol Gazar. The fair value of the warrants was estimated to be $129,266. In addition, Mongol Gazar agreed to transfer to the Company’s subsidiary, Entrée LLC, its 100% interest in an exploration licence located in Khanbogd, Omnogovi, Mongolia (the “Khatsavch” property). The warrants expired without exercise in April, 2006 (Note 5).

Two of the three licenses that comprise Lookout Hill were issued April 3, 2001 and were renewed for the second of their two year renewals in March, 2006. The third Lookout Hill license was issued March 30,

2001 and was renewed for the second of its two-year renewals in March, 2006. The Manlai license was issued March 9, 2001 and renewed for the second of its two-year renewals in March, 2006. The Khatsavch license was issued to the original owner on October 31, 2003 and transferred to the Company in August,

2004. The license for the Khatsavch concession was returned to the Mongolian government in October 2006.

In October, 2004, the Company granted to Ivanhoe Mines Ltd. (“Ivanhoe”) the right to earn, over an eight year period, a participating interest in a certain portion of its Lookout Hill Property (the “Project Property”). Under the agreement, Ivanhoe must spend a minimum of $3 million in order to earn surface rights in the Project Property and a minimum of $20 million in order to earn any mineral rights interest in the Project Property and may acquire up to an 80% interest in mineralization below a depth of 560 metres and a 70% interest in mineralization above a depth of 560 metres by spending $35 million. Thereafter, the Company has the right to require Ivanhoe to fund its share of subsequent project costs through to production, to be recovered from production cash flow. The agreement with Ivanhoe also provided for Ivanhoe to subscribe for 4,600,000 units of the Company at a price of C$1.00 per unit (completed in November 2004).

In February 2006, the Company acquired an option to purchase the Oyut Tolgoi copper property along with two other licenses (Asgat Uul and Onts Uul) in Western Mongolia. The terms of the option included an initial US$50,000 payment to the Mongolian property owner (paid). The agreement was amended in April 2006. After conducting due diligence, the Company chose not to pursue the acquisition of the three concessions at Oyut Tolgoi in October 2006.

In May 2006, the Company secured an option to acquire the Sol Dos copper prospect, located in the Safford district, of south-eastern Arizona. Under the terms of the agreement, the Company may earn a 100% interest in the Sol Dos property by spending $4 million on exploration over four years and by making staged payments totalling $1 million cash and issuing 250,000 shares. The Company’s interest would be subject to a 2% NSR royalty, one half of which it may purchase for $1 million cash and issuing 250,000 shares.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Expressed in United States dollars)

4.	MINERAL PROPERTY INTERESTS (cont’d...)

Mineral property interest costs incurred are summarized as follows:

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Expressed in United States dollars)

5.	COMMON STOCK

In October 2002, the Company consolidated its issued share capital on a two old shares for one new share basis. Authorized share capital remained unchanged. All references to share and per share amounts in these consolidated financial statements have been adjusted accordingly.

In May 2004, the Company received shareholder approval to amend its Articles to increase the authorized share capital of the Company from 100,000,000 common shares without par value to an unlimited number of common shares without par value.

Share issuances

In July 1995, the Company completed a private placement consisting of 4,200,000 common shares issued at a price of C$0.02 per share for gross proceeds of $60,852.

In July 1995, the Company issued 3,200,000 shares at a value of $147,520 for the acquisition of a mineral property interest in Costa Rica. This mineral property was abandoned in 2001.

In January 1997, the Company completed a private placement consisting of 1,680,000 common shares issued at a price of C$0.06 per share for gross proceeds of $77,553.

In April 1997, the Company completed a private placement consisting of 2,200,000 common shares issued at a price of C$0.12 per share for gross proceeds of $197,165.

In February 2000, the Company issued 1,128,000 common shares for cash proceeds of $113,922 on the exercise of stock options.

In September 2002, the Company completed a brokered private placement consisting of 4,000,000 units issued at a price of C$0.20 per unit for gross proceeds of $505,520. Each unit consisted of one common share and one-half non-transferable share purchase warrant. Each whole share purchase warrant entitled the holder to acquire one additional common share at a price of C$0.40 per share for a period of one year. As part of this private placement, the Company issued 310,000 units as a finder’s fee to the agent. Each agent’s unit consisted of one common share and one-half non-transferable share purchase warrant whereby each whole share purchase warrant entitled the agent to acquire one additional common share at a price of C$0.40 per share for a period of one year. Related share issue costs of $112,338 were comprised of cash costs totalling $72,556 and the fair value of 310,000 units estimated at $39,782, of which $39,178 was assigned to the common shares and $604 was assigned to the warrants.

In January 2003, the Company completed a combination brokered and non-brokered private placement consisting of 2,500,000 units issued at a price of C$0.35 per unit for gross proceeds of $569,975. Each unit consisted of one common share and one-half non-transferable share purchase warrant. Each whole share purchase warrant entitled the holder to acquire one additional common share at a price of C$0.40 per share for a period of one year. As part of this private placement, the Company issued 329,723 agent’s warrants whereby each warrant entitled the agent to acquire one additional common share at a price of C$0.40 per share for a period of one year. Related share issue costs of $94,461 were comprised of cash costs totalling $78,188 and the fair value of the agents warrants estimated at $16,273.

In January 2003, the Company issued 100,000 common shares at a value of $35,827 as a finder’s fee towards the acquisition of mineral property interests (Note 4).

In February 2003, the Company issued 12,500 common shares for proceeds of $3,288 on the exercise of warrants.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Expressed in United States dollars)

5.	COMMON STOCK (cont’d...)

Share issuances (cont’d...)

In March 2003, the Company issued 135,416 common shares at a value of $45,839 and 67,708 non-transferable share purchase warrants with a value of $5,252 to settle accounts payable totalling $45,839 resulting in a loss on settlement of $5,252. Each share purchase warrant entitled the holder to acquire one additional common share at a price of C$0.60 per share for a period of one year.

In April 2003, the Company completed a non-brokered private placement consisting of 1,000,000 units issued at a price of C$0.40 per unit for proceeds of $275,560. Each unit consisted of one common share and one non-transferable share purchase warrant. Each share purchase warrant entitled the holder to acquire one additional common share at a price of C$0.50 per share for the first year and at C$0.60 per share for the second year. The Company incurred costs of $4,408 with respect to this private placement.

In August 2003, the Company completed a non-brokered private placement consisting of 2,000,000 common shares issued at a price of C$0.20 per share for gross proceeds of $288,360. Related share issue costs of $15,270 were charged as a reduction to the gross proceeds raised on the non-brokered private placement.

In October 2003, the Company completed a short-form offering and issued 2,352,942 units at a price of C$0.85 per unit for gross proceeds of $1,510,400. Each unit consisted of one common share and one-half of one non-transferable share purchase warrant. Each whole share purchase warrant allowed the holder to purchase one additional common share at an exercise price of C$1.06 on or before October 22, 2005. The agent for the offering was paid a cash commission of 8.5% of the gross proceeds received, or $128,384, in respect of units sold and received agent’s warrants to acquire common shares equal to 10% of the number of units sold, or 235,294 warrants. The agent’s warrants allowed the agent to purchase one additional common share at an exercise price of C$0.95 per share on or before October 22, 2004. The agent was also issued 100,000 units as a corporate finance fee. Each agent’s unit consisted of one common share and one-half of one non-transferable share purchase warrant. Each whole share purchase warrant allowed the agent to purchase one additional common share at an exercise price of C$0.95 on or before October 22, 2004. share issue costs of $296,296 were comprised of cash costs totalling $164,004 and the fair value of 100,000 agents units estimated at $72,576 and the fair value of 235,294 agent’s warrants estimated at $59,716. The fair value of the agent’s units of $72,576 consisted of $64,192 assigned to the common shares and $8,384 assigned to the warrants.

In October 2003, the Company completed a brokered private placement consisting of 12,000,000 units at a price of C$1.00 per unit for gross proceeds of $9,092,400. Each unit consisted of one common share and one-half of one non-transferable share purchase warrant. Each whole share purchase warrant allowed the holder to purchase one additional common share at an exercise price of C$1.35 on or before October 31, 2005. The agent for the offering was paid a cash commission of 6.5% of the gross proceeds received in respect of units sold by the agent up to 11,500,000 units, or $566,381, and received 920,000 agent’s warrants. The agent’s warrants allowed the agent to purchase one additional common share at an exercise price of C$1.35 per share on or before April 30, 2005. Related share issue costs of $991,149 were comprised of cash costs totalling $680,124 and the fair value of the agents warrants estimated at $311,025.

In November 2003, the Company issued 5,000,000 shares at a value of $3,806,000 for the acquisition of a mineral property interest (Note 4).

During the eight month period ended December 31, 2003 the Company issued 3,730,372 common shares for cash proceeds of $1,310,221 on the exercise of warrants. The warrants exercised had a corresponding fair value of $6,443 when issued which has been transferred from additional paid-in capital to common stock on the exercise of the warrants.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Expressed in United States dollars)

5.	COMMON STOCK (cont’d...)

Share issuances (cont’d...)

During the eight month period ended December 31, 2003, the Company issued 35,000 common shares for cash proceeds of $14,704 on the exercise of stock options. The fair value recorded when the options were granted of $4,026 has been transferred from additional paid-in capital to common stock on the exercise of the options.

In January 2004, the Company issued 50,000 common shares for cash proceeds of $17,942 on the exercise of stock options. The fair value recorded when the options were granted of $8,238 has been transferred from additional paid-in capital to common stock on the exercise of the options.

In November 2004, the Company completed a non-brokered private placement consisting of 4,600,000 units at a price of C$1.00 per unit for gross proceeds of $3,846,521. Each unit consisted of one common share and one non-transferable share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional common share at a price of C$1.10 on or before November 9, 2006. Pursuant to an agreement with the Company, the placee, being Ivanhoe, has a pre-emptive right to such percentage of any future offering of securities by the Company to enable them to preserve their pro-rata ownership interest in the Company after their acquisition of these 4,600,000 units. Related share issue costs were comprised of cash costs totalling $21,026.

During the year ended December 31, 2004, the Company issued 533,836 common shares for cash proceeds of $173,011 on the exercise of warrants. Certain of the warrants exercised had a corresponding fair value of $13,197 when issued which has been transferred from additional paid-in capital to common stock on the exercise of the warrants.

In June 2005, the Company completed a non-brokered private placement consisting of 5,665,730 units at a price of C$2.20 per unit for gross proceeds of $10,170,207. Each unit consisted of one common share, one non-transferable share purchase A warrant and one non-transferable share purchase B warrant. Two A warrants entitle the holder to purchase one common share of the Company at a price of C$2.75 for a period of 2 years. Two B warrants entitle the holder to purchase one common share of the Company at a price of C$3.00 for a period of two years. Pursuant to an agreement with the Company, the placee, Kennecott Canada Exploration Inc. (indirect wholly-owned subsidiary of Rio Tinto plc) has the right to acquire additional securities and participate in future financings by the Company so as to maintain its proportional equity in the Company. Related share issue costs were comprised of cash costs totalling $521,798.

In July 2005, the Company completed a non-brokered private placement consisting of 1,876,680 units at a price of C$2.20 per unit for gross proceeds of $3,367,890. Each unit consisted of one common share, one non-transferable share purchase A warrant and one non-transferable share purchase B warrant. Two A warrants entitle the holder to purchase one common share of the Company at a price of C$2.75 for a period of 2 years. Two B warrants entitle the holder to purchase one common share of the Company at a price of C$3.00 for a period of two years.

During the year ended December 31, 2005, the Company issued 10,456,450 common shares for cash proceeds of $10,475,291 on the exercise of warrants.

During the year ended December 31, 2005, the Company issued 772,000 common shares for cash proceeds of $705,673 on the exercise of stock options. The fair value recorded when the options were granted of $532,908 has been transferred from additional paid–in capital to common stock on the exercise of the options.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Expressed in United States dollars)

5.	COMMON STOCK (cont’d...)

Share issuances (cont’d...)

During the year ended December 31, 2006, the Company issued 1,215,000 common shares for cash proceeds of $1,108,717 on the exercise of stock options. The fair value recorded when the options were granted of $753,628 has been transferred from additional paid–in capital to common stock on the exercise of the options.

In June 2006, the Company issued 4,167 common shares to the University of British Columbia as a donation to become a member of the Mineral Deposit Research Unit. The fair value recorded when the shares were issued of $8,870 has been recorded as a donation expense.

Escrow shares

During the year ended April 30, 2003, the Company, a Trustee and the owner of 2,730,000 performance escrow shares entered into a Share Purchase Agreement and Trust Deed whereby these performance escrow shares were transferred to the Trustee, on behalf of the Company, for the purpose of making the performance escrow shares available to present and future principals of the Company. In November 2003, the Company, Trustee and owner entered into a Restated Share Purchase Agreement and Trust Deed that clarified and corrected the terms and intent of the original agreement. Pursuant to these agreements, the Company acquired and immediately transferred these performance escrow shares to the Trustee for the benefit of current and future employees, officers and directors of the Company (the “2,730,000 Trustee Shares”).

In July 2002, as amended in November 2003, the Company entered into an agreement with the president of the Company for the receipt of certain escrow shares in exchange for services provided to the Company. A total of 625,000 of the 2,730,000 Trustee Shares were allocated to the president during fiscal 2003. In addition, the Trustee allocated the remaining 2,105,000 Trustee Shares to directors of the Company during fiscal 2003 and 2004.

The Company recorded a compensation benefit for the Trustee Shares allocated until the shares were released from escrow. Prior to fiscal 2005, 1,500,000 of the 2,730,000 Trustee Shares were released from escrow with the final 1,230,000 released in April 2005.

The total escrow compensation expense (recovery) has been recorded in the consolidated financial statements as follows with corresponding additional paid-in capital recorded in stockholders’ equity:

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Expressed in United States dollars)

5.	COMMON STOCK (cont’d...)

Escrow shares (cont’d...)

Share purchase warrants

Share purchase warrant transactions are summarized as follows:

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Expressed in United States dollars)

5.	COMMON STOCK (cont’d...)

Share purchase warrants (cont’d...)

As at December 31, 2006, the following share purchase warrants were outstanding and exercisable:

Stock options

During the year ended April 30, 2003, the Company adopted a stock option plan (the “Plan”) to grant options to directors, officers, employees and consultants. Under the Plan, as amended in May 2006, the Company may grant options to acquire up to 9,888,000 common shares of the Company. Options granted can have a term up to ten years and an exercise price typically not less than the Company’s closing stock price at the date of grant.

On March 3, 2005, the Company became a Tier 1 Issuer on the TSX Venture Exchange and, as a result, all previously issued stock options became fully vested except those granted to investor relations consultants, which included a twelve month vesting period. As a Tier 1 Issuer, future stock options granted may vest upon grant except those granted to investor relations consultants which must have a minimum 12 month vesting period.

Stock option transactions are summarized as follows:

The weighted average fair value per stock option granted during the year ended December 31, 2006 was C$0.85 (December 31, 2005 - C$0.95). The number of stock options exercisable at December 31, 2006 was 8,578,000 (December 31, 2005 - 8,464,250).

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Expressed in United States dollars)

5.	COMMON STOCK (cont’d...)

Stock options (cont’d ...)

At December 31, 2006, the following stock options were outstanding:

Stock-based compensation

The fair value of stock options granted during the year ended December 31, 2006 was $1,014,093 (December 31, 2005 - $2,556,814) which is being recognized over the options vesting periods. Total stock-based compensation recognized during the year ended December 31, 2006 was $1,031,683 (December 31, 2005 - $5,074,100) which has been recorded in the consolidated statements of operations as follows with corresponding additional paid-in capital recorded in stockholders’ equity:

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Expressed in United States dollars)

5.	COMMON STOCK (cont’d ...)

Stock-based compensation (cont’d ...)

The following weighted-average assumptions were used for the Black-Scholes valuation of stock options granted:

6.	RELATED PARTY TRANSACTIONS

The Company entered into the following transactions with related parties during the year ended December 31, 2006:

a) Compensation expense (recovery) of $Nil (December 31, 2005 - ($434,130)) was recognized from certain performance escrow shares allocated to directors, officers and employees of the Company (Note 5) which has been recorded as escrow shares compensation expense (recovery) of $Nil (December 31, 2005 - $(434,130)).

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Expressed in United States dollars)

6.	RELATED PARTY TRANSACTIONS (cont’d...)

b) Paid or accrued management fees of $45,741 (December 31, 2005 - $53,080) to directors and officers of the Company.

These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by the related parties.

7.	SEGMENT INFORMATION

The Company operates in one business segment being the exploration of mineral property interests.

Geographic information is as follows:

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Expressed in United States dollars)

8.	INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	Year Ended December 31, 2006	Year Ended December 31, 2005

Loss for the year	$ (9,655,341)	$ (13,691,767)
Statutory rate	36.1%	35.6%
Expected income tax recovery	$ 3,487,509	$ 4,874,269
Items not deductible for tax purposes	(2,545,943)	(4,304,235)
Tax deductible share issue costs	131,009	123,783
Difference in foreign tax rates	(34,603)	(39,202)
Unrecognized benefits of non-capital losses	(1,037,972)	(654,615)

Total income taxes	$ -	$ -

The significant components of the Company’s future income tax assets are as follows:

	December 31, 2006	December 31, 2005

Future income tax assets:
Non-capital loss carry forwards	$ 2,375,558	$ 1,528,007
Resource expenditures	7,880,835	3,392,913
Capital assets	256,281	282,251
Share issue costs	153,497	305,429
	10,666,171	5,508,600

Valuation allowance	(10,666,171)	(5,508,600)

Net future income tax assets	$ -	$ -

The Company has available for deduction against future taxable income non-capital losses of approximately $5,600,000 in Canada and $2,000,000 in Mongolia. These losses, if not utilized, will expire through 2026. Subject to certain restrictions, the Company also has foreign resource expenditures available to reduce taxable income in future years. Future tax benefits which may arise as a result of these losses, resource expenditures and share issue costs have been offset in these financial statements by a valuation allowance.

9.	FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash and cash equivalents, receivables and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

(Expressed in United States dollars)

9.	FINANCIAL INSTRUMENTS (cont’d...)

The Company is exposed to currency risk by incurring certain expenditures in currencies other than the Canadian dollar. The Company does not use derivative instruments to reduce this currency risk.

10.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

The significant non-cash transaction for the year ended December 31, 2006 consisted of the issuance of 4,167 common shares in payment of membership fees in the amount of $8,870 (Note 5).

Significant non-cash transactions for the year ended December 31, 2005 consisted of:

a)

The recognition of compensation expense (recovery) from the allocation of certain performance escrow shares to the president of the Company which has been recorded as escrow shares compensation (recovery) of ($1,453).

b)

The recognition of compensation expense (recovery) from the allocation of certain performance escrow shares to directors, officers and employees of the Company which has been recorded as escrow shares compensation expense (recovery) of $(434,130).

Cash and cash equivalents consisted of cash of $10,896,180 (2005 – $18,455,122) and short-term investments of $3,362,242 (2005 – $3,232,365).

11.	COMMITMENTS

The Company is committed to make lease payments for the rental of office space as follows:

2007	74,064
2008	75,414
2009	77,728
2010	78,693
2011	32,789

Total	$338,688

12.	SUBSEQUENT EVENTS

Subsequent to December 31, 2006, the Company had the following transactions:

a)	Issued 55,000 common shares for proceeds of C$45,000 on the exercise of stock options.
b)	Granted 50,000 stock options exercisable at a price of C$1.77 per share for a term of five years to an employee.